Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement on Form S-1 of Majesco of our report dated June 22, 2018 with respect to our audits of the consolidated and combined financial statements of Majesco as of March 31, 2018 and 2017 and for the years ended March 31, 2018, 2017, and 2016, which appear in Majesco's annual report on Form 10-K for the year ended March 31, 2018. We also consent to the reference to our Firm under the caption “Experts”.

MSPC
Certified Public Accountants and Advisors,
A Professional Corporation

/s/ MSPC

Cranford, New Jersey

January 9, 2019